Exhibit 99.1

DISCOVER FINANCIAL SERVICES REPORTS RECORD FIRST QUARTER
NET INCOME OF $465 MILLION OR $0.84 PER DILUTED SHARE

INCREASES THE QUARTERLY DIVIDEND TO $0.06 PER SHARE

Riverwoods, IL, March 22, 2011 – Discover Financial Services (NYSE: DFS) today reported net income for the first quarter of 2011 of $465 million, as compared to a net loss of $104 million for the first quarter of 2010.

First Quarter Highlights

●	Discover card sales volume was $24 billion in the quarter, an increase of 7% from the prior year.

●
The company acquired The Student Loan Corporation, adding student loans with a fair value of $3.1 billion to its private student loan portfolio.  Total loans grew 3% year over year, including the student loan acquisition.

●
Credit quality continued to improve as the credit card net charge-off rate declined sequentially 99 basis points to 5.96%, and credit card loans over 30 days delinquent declined 47 basis points to 3.59%.

●	Payment Services had record pretax income of $43 million, up 16% from the prior year. Transaction volume for the segment was $43 billion in the quarter, an increase of 21% from the prior year.

●	The company declared a first quarter dividend of $0.06 per share, representing a restoration of the dividend to the pre-financial crisis level.

"Our results this quarter represented record earnings for any first quarter in Discover's history, driven by on-going improvements in credit performance and accelerating growth in Discover card sales as well as third party payments volumes," said David Nelms, chairman and chief executive officer of Discover.  “I am optimistic that our additional student loan capabilities, additional marketing investments and the gradually improving economy will further contribute to profitable loan growth in the future."

Segment Results:

Direct Banking

Direct Banking pretax income of $677 million in the first quarter of 2011 was an $885 million improvement from the first quarter of 2010.  Pretax income included $30 million related to The Student Loan Corporation.

Total loans ended the quarter at $51.7 billion, up 3% compared to the prior year, reflecting the acquisition of $3.1 billion in private student loans partially offset by a decline in credit card loans. Credit card loans ended the quarter at $44.3 billion, a 3% decline from the prior year, driven by an increase in the payment rate partially offset by a 7% year over year increase in Discover card sales volume.

Net interest margin increased 21 basis points from the prior year to 9.22%, principally due to a decrease in funding related costs, which resulted in a $25 million increase in net interest income.  Net interest income increased $46 million from the prior quarter, primarily driven by an increase in total loan balances related to the student loan acquisition.

The delinquency rate for credit card loans over 30 days past due declined to 3.59%, an improvement of 180 basis points from the prior year, and 47 basis points from the prior quarter.  The credit card net charge-off rate decreased to 5.96% for the first quarter of 2011, down 304 basis points from the prior year and 99 basis points from the prior quarter.

Provision for loan losses of $418 million decreased $969 million from the prior year, driven by lower charge-offs and a reduction in the allowance for loan losses. Improvement in the outlook for credit performance over the next 12 months led to a reduction in the loan loss reserve rate, which resulted in a reserve release of $271 million in the first quarter of 2011 versus a reserve build of $305 million in the first quarter of 2010.

Other income increased $6 million, or 1%, from the prior year. The increase reflects a purchase gain of $16 million and transition services revenue related to the acquisition of The Student Loan Corporation.  This was partially offset by a decline in late fees and the discontinuance of overlimit fees beginning in February 2010.

Expenses were up $115 million, or 26%, from the prior year, reflecting increased marketing and advertising spending, higher compensation expense and costs related to The Student Loan Corporation acquisition.  The first quarter of 2010 included a $23 million benefit related to a dispute settlement.

Payment Services

Payment Services pretax income of $43 million in the quarter was up $6 million, or 16%, from the prior year driven principally by an $11 million increase in revenues.

Payment Services dollar volume was a record $43.2 billion for the first quarter, up 21% from the prior year, driven by higher PULSE, Diners Club International and third-party issuer volume.  The number of transactions on the PULSE network increased 29%.

Effective Tax Rate

The company's effective tax rate declined to 35.4%, reflecting the resolution of a number of state tax matters.

Dividends

The company's board declared a cash dividend of $0.06 per share of common stock, payable on April 21, 2011, to stockholders of record at the close of business on April 7, 2011.

Conference Call and Webcast Information

The company will host a conference call to discuss its first quarter results on Tuesday, March 22, 2011, at 4:00 p.m. Central time.  Interested parties can listen to the conference call via a live audio webcast at http://investorrelations.discoverfinancial.com.

About Discover

Discover Financial Services (NYSE: DFS) is a direct banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company operates the Discover card, America's cash rewards pioneer, and offers personal and student loans, online savings accounts, certificates of deposit and money market accounts through its Discover Bank subsidiary. Its payment businesses consist of Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation's leading ATM/debit networks; and Diners Club International, a global payments network with acceptance in more than 185 countries and territories. For more information, visit www.discoverfinancial.com.

Contacts:

Investors:
Craig Streem, 224-405-3575
craigstreem@discover.com

Media:
Jon Drummond, 224-405-1888
jondrummond@discover.com

A financial summary follows. Financial, statistical, and business related information, as well as information regarding business and segment trends, is included in the financial supplement filed as Exhibit 99.2 to the company’s Current Report on Form 8-K filed today with the Securities and Exchange Commission (“SEC”). Both the earnings release and the financial supplement are available online at the SEC’s website (http://www.sec.gov) and the company’s website (http://investorrelations.discoverfinancial.com).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which speak to our expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: changes in economic variables, such as the availability of consumer credit, the housing market, energy costs, the number and size of personal bankruptcy filings, the rate of unemployment and the levels of consumer confidence and consumer debt, and investor sentiment; the impact of current, pending and future legislation, regulation and regulatory and legal actions, including new laws and rules related to financial regulatory reform, new laws and rules limiting or modifying certain credit card practices, new laws and rules affecting securitizations, funding and liquidity, and bank holding company regulations and supervisory guidance; the actions and initiatives of current and potential competitors; the company’s ability to manager its expenses; the company’s ability to successfully achieve card acceptance across its networks and maintain relationships with network participants; the company’s ability to sustain and grow its private student loan business; the company’s ability to manage its credit risk, market risk, liquidity risk, operational risk, legal and compliance risk, and strategic risk; the availability and cost of funding and capital; access to deposit, securitization, equity, debt and credit markets; the impact of rating agency actions; the level and volatility of equity prices, commodity prices and interest rates, currency values, investments, other market fluctuations and other market indices; losses in the company’s investment portfolio; restrictions on the company’s operations resulting from financing transactions; the company’s ability to increase or sustain Discover card usage or attract new customers; the company’s ability to attract new merchants and maintain relationships with current merchants; the effect of political, economic and market conditions, geopolitical events and unforeseen or catastrophic events; fraudulent activities or material security breaches of key systems; the company’s ability to introduce new products or services; the company’s ability to sustain its investment in new technology and manage its relationships with third-party vendors; the company’s ability to collect amounts for disputed transactions from merchants and merchant acquirers; the company’s ability to attract and retain employees; the company’s ability to protect its reputation and its intellectual property; difficulty obtaining regulatory approval for, financing, transitioning, integrating or managing the expenses of acquisitions of or investments in new businesses, products or technologies; and new lawsuits, investigations or similar matters or unanticipated developments related to current matters. The company routinely evaluates and may pursue acquisitions of or investments in businesses, products, technologies, loan portfolios or deposits, which may involve payment in cash or the company's debt or equity securities.

Additional factors that could cause the company’s results to differ materially from those described in the forward-looking statements can be found under “Risk Factors,” “Business – Competition,” “Business – Supervision and Regulation” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company's Annual Report on Form 10-K for the year ended November 30, 2010, which is filed with the SEC and available at the SEC's internet site (http://www.sec.gov).

DISCOVER FINANCIAL SERVICES
(unaudited, in millions, except per share statistics)
	Quarter Ended
	Feb 28, 2011	Nov 30, 2010	Feb 28, 2010
EARNINGS SUMMARY
Interest Income	$1,553	$1,499	$1,559
Interest Expense	383	375	414
Net Interest Income	1,170	1,124	1,145

Discount and Interchange Revenue	261	250	262
Fee Products Revenue	108	103	104
Loan Fee Income	86	72	105
Transaction Processing Revenue	43	40	33
Other Income	65	7	42
Total Other Income	563	472	546

Revenue Net of Interest Expense	1,733	1,596	1,691

Provision for Loan Losses	418	383	1,387

Employee Compensation and Benefits	213	200	196
Marketing and Business Development	136	150	85
Information Processing & Communications	65	67	65
Professional Fees	90	104	76
Premises and Equipment	17	17	18
Other Expense	74	90	35
Total Other Expense	595	628	475

Income Before Income Taxes	720	585	(171)
Tax Expense	255	235	(67)
Net Income	$465	$350	($104)

Net Income Allocated to Common Stockholders 1	$459	$347	($122)

PER SHARE STATISTICS
Basic EPS 2	$0.84	$0.64	($0.22)
Diluted EPS 2	$0.84	$0.64	($0.22)
Common Stock Price (period end)	$21.75	$18.28	$13.65
Dividend per share	$0.06	$0.02	$0.02
Book Value per share 3	$12.65	$11.85	$12.90

SEGMENT- INCOME BEFORE INCOME TAXES
Direct Banking	$677	$554	($208)
Payment Services	43	31	37
Total	$720	$585	($171)

BALANCE SHEET SUMMARY
Total Assets	$63,507	$60,785	$66,819
Total Liabilities	56,608	54,328	59,804
Total Equity	6,899	6,457	7,015
Total Liabilities and Stockholders' Equity	$63,507	$60,785	$66,819

TOTAL LOAN RECEIVABLES STATISTICS
Ending Loans 4,5	$51,663	$48,836	$50,094
Average Loans 4, 5	$51,488	$48,597	$51,555

Interest Yield 6	12.10%	12.24%	12.15%
Net Principal Charge-off Rate 7	5.42%	6.58%	8.51%
Net Principal Charge-off Rate Excluding PCI Loans 7, 10	5.64%	6.58%	8.51%
Delinquency Rate (over 30 days) 8, 10	3.44%	3.89%	5.05%
Delinquency Rate (over 90 days) 9, 10	1.88%	2.03%	2.77%
Net Charge-off Dollars	$689	$797	$1,082
Loans Delinquent Over 30 Days 10	$1,673	$1,902	$2,530
Loans Delinquent Over 90 Days 10	$915	$994	$1,386

Allowance for Loan Loss (period end)	$3,033	$3,304	$4,208
Change in Loan Loss Reserves	($271)	($414)	$305
Reserve Rate 11	5.87%	6.77%	8.40%
Reserve Rate Excluding PCI Loans 10, 11	6.23%	6.77%	8.40%

CREDIT CARD LOANS STATISTICS
Ending Loans	$44,317	$45,157	$45,761
Average Loans	$45,443	$44,670	$47,646

Interest Yield 6	12.65%	12.68%	12.70%
Net Principal Charge-off Rate 7	5.96%	6.95%	9.00%
Delinquency Rate (over 30 days) 8	3.59%	4.06%	5.39%
Delinquency Rate (over 90 days) 9	1.99%	2.12%	2.98%
Net Charge-off Dollars	$668	$774	$1,058
Loans Delinquent Over 30 Days	$1,590	$1,831	$2,467
Loans Delinquent Over 90 Days	$882	$958	$1,365

Allowance for Loan Loss (period end)	$2,939	$3,209	$4,092
Change in Loan Loss Reserves	($270)	($412)	$300
Reserve Rate 11	6.63%	7.11%	8.94%

Total Discover Card Volume	$25,759	$25,054	$23,844
Discover Card Sales Volume	$23,990	$23,219	$22,400

NETWORK VOLUME
PULSE Network	$34,380	$31,334	$27,618
Third-Party Issuers	1,772	1,768	1,562
Diners Club International 12	6,998	7,328	6,554
Total Payment Services	43,150	40,430	35,734
Discover Network - Proprietary 13	24,784	24,075	23,173
Total	$67,934	$64,505	$58,907

1	Net Income Allocated to Common Stockholders represents net income less (i) dividends and accretion of discount on shares of preferred stock and (ii) income allocated to participating securities.

2	Earnings Per Share represents net income allocated to common stockholders divided by the weighted average common shares outstanding.

3	Book Value per share represents total equity divided by ending common shares outstanding.

4	Total Loans includes mortgages and other loans.

5
Purchased Credit Impaired ("PCI") loans were acquired in The Student Loan Corporation transaction on December 31, 2010. PCI loans are loans for which a deterioration in credit quality occurred between the origination date and the acquisition date.  These loans were initially recorded at fair value and accrete interest income over the estimated lives of the loans as long as cash flows are reasonably estimable, even if the loans are contractually past due. PCI loans are private student loans and are included in total loan receivables.

6	Interest Yield represents interest income on loan receivables (annualized) divided by average loans for the reporting period.

7	Net Principal Charge-off Rate represents net principal charge-off dollars (annualized) divided by average loans for the reporting period.

8	Delinquency Rate (Over 30 Days) represents loans delinquent over thirty days divided by ending loans (total or respective loans, as appropriate).

9	Delinquency Rate (Over 90 Days) represents loans delinquent over ninety days divided by ending loans (total or respective loans, as appropriate).

10
Excludes PCI loans (described above) that were acquired as part of The Student Loan Corporation transaction which are accounted for on a pooled basis.  Since a pool is accounted for as a single asset with a single composite interest rate and aggregate expectation of cash flows, the past-due status of a pool, or that of the individual loans within a pool, is not meaningful.  Because the company is recognizing interest income on a pool of loans, it is all considered to be performing.

11	Reserve Rate represents the allowance for loan losses divided by total loans. The Reserve Rate includes federal student loans held for sale.

12	Volume is derived from data provided by licensees for Diners Club branded cards issued outside of North America and is subject to subsequent revision or amendment.

13	Gross proprietary sales volume on the Discover Network.